EXHIBIT 10.20

                              CONSULTING AGREEMENT

        AGREEMENT made as of June 2, 1996 by and between Little Switzerland, Inc., a Delaware corporation (the "Company"), and Mr. C. William Carey (the "Consultant").

                                   WITNESSETH

        In consideration of the Consultant's past experience with and advice to the Company, this engagement by the Company of the Consultant and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consultant represents and warrants to, and agrees with, the Company as follows:

        1. ENGAGEMENT. The Company hereby agrees to engage the Consultant and the Consultant hereby agrees to accept such engagement by the Company on the terms and conditions set forth herein.

        2. CONSULTATION AND TERM. For a period of three (3) years commencing on June 2, 1996, the Consultant shall make himself available to the Company to provide consulting services to the Company, which shall include, but shall not be limited to, providing advice with respect to the operations, business and strategic development of the Company. The Consultant agrees to serve the Company faithfully and to the best of his ability and to use his best efforts in the promotion and advancement of the Company and its welfare. The Consultant's consultation hereunder shall be performed at such locations and during such time periods as shall be mutually agreed to by the parties from time to time.

        3. CONSULTING FEES AND FRINGE BENEFITS.

               (a) Salary and Consulting Fee. The Company agrees to pay the Consultant for the services to be rendered by him hereunder a consulting fee at the annual rate of $150,000.00, payable in monthly installments of $12,500 (the "Consulting Fee"). The Consulting Fee shall be pro-rated for any period of service which is less than one (1) month.

               (b) Expenses. During the term of his engagement hereunder, the Consultant shall be entitled to receive reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with the performance of his obligations hereunder in accordance with the usual practice of the Company; provided, however, that the Consultant shall comply with such reasonable policies and procedures relating to expenses as may be established from time by time by the Company.

        4. TERMINATION. Notwithstanding the provisions of Sections 1, 2 and 3 hereof, and except as set forth in Section 5 hereof, the Consultant's engagement hereunder shall terminate without any further liability on the part of the Company, including, without limitation, any further liability for payments of the Consulting Fee and benefits provided in Section 3 hereof, under the following circumstances:

               (a) Death. The Consultant's engagement hereunder shall terminate upon his death.

               (b) Termination by the Consultant. The Consultant may terminate this Agreement upon ninety (90) days' prior written notice to the Company.

               (c) Termination by the Company. The Company may terminate the Consultant's engagement hereunder with or without cause upon ninety (90) days' prior written notice to the Consultant.

        5. CHANGE IN CONTROL.

               (a) Notwithstanding anything to the contrary contained herein, in the event of a Terminating Event (as defined below) within twelve (12) months from the date of a Change in Control (as defined below) of the Company, as of the date of such Terminating Event (i) the Consultant shall be entitled to received a lump sum payment in the amount of one hundred fifty thousand dollars ($150,000.00); provided, however, that if less than one (1) year remains under the term of this Agreement as set forth in Section 2 hereof, the Consultant shall only be entitled to receive a lump sum payment in an amount equal to the remaining portion of the Consulting Fee that

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would be paid to the Consultant pursuant to Section 3(a) hereof if this
Agreement were not terminated prior to expiration of its term; and (ii) the Consultant shall be reimbursed for any and all expenses incurred by him on behalf of the Company in connection with the performance of his obligations under this Agreement.

               (b) For purposes of this Agreement, a "Terminating Event" shall mean (i) termination of this Agreement by the Company or its successor entity for any reason other than death pursuant to section 5(a) above or (ii) termination of this Agreement by the Consultant upon (a) the occurrence of a significant change in the nature or scope of the Consultant's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Consultant immediately prior to the Change in Control; (b) a reasonable determination by the Consultant in good faith that there has been a significant change in the nature or scope of the Consultant's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Consultant immediately prior to a Change in Control; (c) a reasonable determination by the Consultant in good faith that, as a result of a Significant Event, the Consultant is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Consultant immediately prior to such Change in Control; or (d) a material reduction in the compensation paid to the Consultant.

               (c) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred in the following instances: (i) if there has occurred a change in control which the Company would be required to report in response to
Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes; (ii) if there has occurred a change in control which the Company would be required to report in response to Item 6(e) of Schedule 14A promulgated under the 1934 Act, or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes; (iii) when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Directors of the Company; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to another person or entity; (v) the election of Directors of the Company equal to one-third or more of the total number of Directors then in office who have not been nominated by the Company's Board of Directors or a committee thereof as constituted on the date hereof; or
(vi) the signing of an agreement, contract or other arrangement providing for any of the transactions described above in this definition of Change in Control; provided, however, that a "Change in Control" shall not be deemed to have occurred as a result of the beneficial ownership of the Company's common stock by any person who is a "Grandfathered Person" under the Company's Shareholder Rights Agreement dated July 17, 1991, as amended (the "Rights Agreement"), so long as such Grandfathered Person's beneficial ownership of the Company's common stock does not exceed such Grandfathered Person's "Grandfathered Percentage" (as defined in the Rights Agreement).

        6. GENERAL RELATIONSHIP. The Consultant shall, in all matters relating to this Agreement, act as an independent contractor. In all such matters, the Consultant shall not act as an employee of the Company.

        7. CONFLICTING AGREEMENTS. The Consultant hereby represents and warrants that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

        8. BINDING AGREEMENT. This Agreement and all rights of the Consultant hereunder shall inure to the benefit of and be enforceable by the Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Consultant should die while any amounts would still be payable to him hereunder all amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Consultant's devisee, legatee or other designee of whom the Consultant has notified the Company in writing prior to his death or, if there be no designee, to the Consultant's estate.


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        9. NOTICES. For purposes of this Agreement, notices and all other communications to either party hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, to the respective addresses of the Company and the Consultant set forth below, or to such other address as either party shall designate by giving written notice of such change to the other party.

   In the case of the Company, to:    Little Switzerland, Inc.
                                      161-B Crown Bay Cruise Ship Port
                                      St. Thomas, U.S.V.I. 00804
                                      Attention: John Toler, Chief Executive
                                                 Officer, or Ronald Lataille,
                                                 Chief Financial Officer

   In the case of the Consultant, to: C. William Carey
                                      c/o Town & Country Corporation
                                      25 Union Street
                                      Chelsea, MA  02150

         10. WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

         11. AMENDMENTS. This Agreement shall not be modified or discharged in whole or in part except by an agreement in writing signed by the parties hereto.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter.

         13. WAIVERS AND FURTHER AGREEMENTS. The failure of the Company to require the performance of any term or obligation provided for hereunder, or the waiver by the Company of a breach of any provision of this Agreement shall not prevent enforcement of such term or obligation or operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         15. SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         16. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware.

         17. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                                  [END OF TEXT]

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         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Consultant as of the date and year first above written.

                             COMPANY:

                             LITTLE SWITZERLAND, INC.


                             By: /s/ John E. Toler, Jr.
                                 ---------------------------------------------
                                  Name: John E. Toler, Jr.
                                  Title: President and Chief Executive Officer


                             CONSULTANT:


                             /s/ C. William Carey
                             -------------------------------------------------
                             C. William Carey



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